Exhibit 99.1

Cypress Sharpridge Investments, Inc. Announces Second Quarter 2009 Financial Results

For Immediate Release

NEW YORK, NY – July 30, 2009 – Cypress Sharpridge Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter ended June 30, 2009.

Second Quarter 2009 Highlights

•	Raised approximately $105.8 million of net proceeds through its initial public offering of common stock that closed on June 17, 2009

•	GAAP net income of $20.6 million or $2.22 per diluted share, compared to $13.0 million or $1.71 per diluted share in the first quarter of 2009

•	Core Earnings of $6.8 million or $0.74 per diluted share, compared to $4.3 million or $0.57 per diluted share in the first quarter of 2009

•	Declared a $0.60 dividend per share on April 7, 2009; declared a $0.60 dividend per share on June 2, 2009

•	Interest rate spread net of hedge of 3.88%, compared to 2.94% in the first quarter of 2009

•	Weighted–average amortized cost of Agency RMBS (defined below) of $101.3 compared to $101.6 in the first quarter of 2009

Initial Public Offering

On June 17, 2009, the Company successfully completed its initial public offering of 10,465,000 shares of common stock, raising approximately $105.8 million of net proceeds, bringing the total number of shares of common stock outstanding to 18,133,538 at June 30, 2009. The net proceeds are largely deployed. In June 2009, the Company settled approximately $10.1 million of Agency RMBS backed by hybrid adjustable-rate mortgages (“ARMs”) and $51.2 million Agency RMBS backed by 15-year, 4.5% fixed-rate mortgages. Agency RMBS purchased during the three months ended June 30, 2009 had a weighted-average purchase price of $100.94. In addition, as of June 30, 2009 the Company had the following forward settling purchases:

Forward Settling Purchases	Settle Date	Par
FNMA - 15 Year 4.5% Fixed	7/16/2009	$52,429,867
FNMA - 15 Year 4.5% Fixed	8/18/2009	60,000,000
FNMA - 15 Year 4.5% Fixed	9/17/2009	150,000,000
FNMA - 5X1 4.084% Hybrid ARM	7/22/2009	25,055,082
FNMA - 5X1 3.9% Hybrid ARM	9/23/2009	150,000,000
FNMA - 5X1 4.03% Hybrid ARM	9/23/2009	50,000,000
FNMA - 5X1 4.1% Hybrid ARM	9/23/2009	100,000,000
FNMA - 5X1 4.05% Hybrid ARM	9/24/2009	50,000,000

		$637,484,949

Second Quarter 2009 Results

The Company had net income of $20.6 million or $2.22 per diluted share, compared to $13.0 million or $1.71 per diluted share in the first quarter of 2009. During the second quarter of 2009, the Company had Core Earnings of $6.8 million or $0.74 per diluted share, compared to $4.3 million or $0.57 per diluted share in the first quarter of 2009. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding (i) net realized gain (loss) on investments and termination of swap contracts and (ii) net unrealized appreciation (depreciation) on investments and swap contracts. The quarter-over-quarter increase in Core Earnings was generally the result of having a higher interest rate spread for the second quarter of 2009 as compared to the first quarter of 2009.

The Company’s average Agency RMBS increased to $789.5 million in the second quarter of 2009 from $698.8 million in the first quarter of 2009, and the interest rate spread net of hedge increased to 3.88% for the second quarter of 2009 from 2.94% in the first quarter of 2009, largely due to a decrease in short-term funding costs. The Company incurred $1.4 million of non-investment expenses in the second quarter of 2009, compared to $1.6 million during the first quarter of 2009. This decrease was due to a decrease in the related party management compensation expense.

The Company’s net asset value per share on June 30, 2009 was $12.66, and the March 31, 2009 net asset value per share was $14.64.

Key Portfolio Statistics*

	Three Months Ended
	June 30, 2009	March 31, 2009
Average Agency RMBS (1)	$789,520,805	$698,837,649
Average securities sold under agreement to repurchase	693,518,835	612,497,196
Average net assets	129,484,724	106,214,309
Average yield on Agency RMBS (2)	4.75%	5.20%
Average cost of funds & hedge (3)	0.87%	2.26%
Interest rate spread net of hedge (4)	3.88%	2.94%
Leverage ratio (at period end) (5)	5.9:1	7.0:1

(1)	The Company’s average Agency RMBS for the period was calculated by averaging the cost basis of the Company’s settled Agency RMBS during the period.

(2)	The Company’s average yield on Agency RMBS for the period was calculated by dividing the Company’s interest income from Agency RMBS by the Company’s average Agency RMBS.

(3)

The Company’s average cost of funds and hedge for the period was calculated by dividing the Company’s total interest expense, including the Company’s net swap interest income (expense), by the Company’s average securities sold under agreement to repurchase.

(4)	The Company’s interest rate spread net of hedge for the period was calculated by subtracting the Company’s average cost of funds & hedge from the Company’s average yield on Agency RMBS.

(5)	The Company’s leverage ratio was calculated by dividing total liabilities by net assets.

*	All percentages are annualized.

Portfolio

At June 30, 2009, the Company’s $1.5 billion portfolio of Agency RMBS was backed by: hybrid ARMs with 24 or fewer months to reset (“Short Reset ARMs”) (12.4%), hybrid ARMs with 25 to 60 months to reset (48.8%), fixed-rate mortgages (28.6%) and monthly reset ARMs (“MTA”) (10.2%). Additional information about our Agency RMBS portfolio as of June 30, 2009 is summarized below:

	Par Value	Weighted Average
Asset Type	(in thousands)	Cost	Price	MTR[1]	Coupon	CPR[2]
MTA	$151,750	$103.72	$102.37	1	3.8%	2.3%
Short Reset ARMs	182,910	101.59	102.87	6.7	4.5	19.4
Hybrid ARMs	717,016	101.03	103.18	49.2	4.8	15.1
Fixed Rate	423,390	100.75	102.40	NA	4.8	22.8

Total/Weighted-Average	$1,475,066	$101.30	$102.83	34.9	4.7%	14.8%

(1)	Months to reset.

(2)	Constant prepayment rate or the annualized three month prepayment rate of the June 30, 2009 portfolio with prepayment history.

Financing, Leverage & Liquidity

At June 30, 2009, the Company had financed its portfolio with approximately $699.0 million of borrowings with securities sold under agreement to repurchase (“repurchase agreements”) with a weighted-average interest rate of 0.51%. These repurchase agreements had a weighted-average maturity of approximately 44.9 days. In addition, the Company had payable for securities purchased of $644.3 million. The Company’s leverage ratio at June 30, 2009 was 5.9 to 1. As of June 30, 2009, the Company’s liquidity position was approximately $157.3 million, consisting of unpledged Agency RMBS, cash and cash equivalents.

Hedging

The Company utilizes interest rate swap contracts to hedge the interest rate risk associated with the financed portion of its Agency RMBS portfolio. At June 30, 2009, the Company had entered into three interest rate swap contracts with an aggregate notional amount of $640.0 million and an average fixed rate of 2.006% described below:

Interest Rate Swap Contracts at June 30, 2009

Counterparty	Expiration Date	Pay Rate	Receive Rate	Notional Amount	Fair Value
Deutsche Bank Group	April 2012	1.691%	3-Month LIBOR	$240,000,000	$2,059,581
Deutsche Bank Group	June 2012	2.266%	3-Month LIBOR	200,000,000	(741,401)
The Royal Bank of Scotland plc	July 2012	2.125%	3-Month LIBOR	200,000,000	—

Total				$640,000,000	$1,318,180

Conference Call

CYS will host a conference call at 11:00 AM Eastern Time on Friday, July 31, 2009, to discuss its financial results for the quarter ended June 30, 2009. To participate in the event by telephone, please dial 800.299.7089 at least 10 minutes prior to the start time and reference the conference passcode 93552530. International callers should dial 617.801.9714 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s Web site at www.cysinv.com. To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. A dial-in replay will be available on Friday, July 31, 2009 at approximately 3:00 PM Eastern Time through Friday, August 7 at 11:00 AM Eastern Time. To access this replay, please dial 888.286.8010 and enter the conference ID number 22402561. International callers should dial 617.801.6888 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.

About Cypress Sharpridge Investments, Inc.

Cypress Sharpridge Investments, Inc. is a specialty finance company that invests on a leveraged basis in whole-pool residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. Cypress Sharpridge Investments has elected to be taxed as a real estate investment trust for federal income tax purposes.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	June 30, 2009 (Unaudited)	December 31, 2008*
ASSETS:
Investments in securities, at fair value (cost, $1,535,005,062 and $723,814,995, respectively)	$1,519,706,671	$690,509,973
Interest rate swap contracts, at fair value	2,059,581	—
Cash and cash equivalents	44,644,536	7,156,140
Receivable for securities sold	2,346,742	885,009
Interest receivable	5,695,555	3,828,586
Prepaid insurance	627,575	65,851

Total assets	1,575,080,660	702,445,559

LIABILITIES:
Securities sold under agreement to repurchase	699,004,746	587,485,241
Interest rate swap contracts, at fair value	741,401	12,503,520
Payable for securities purchased	644,304,456	—
Accrued interest payable (including accrued interest on securities sold under agreement to repurchase of $207,438 and $1,598,881, respectively)	547,365	2,327,208
Related party management fee payable	310,184	220,045
Accrued offering costs	332,687	510,569
Accrued expenses and other liabilities	281,392	598,127

Total liabilities	1,345,522,231	603,644,710

NET ASSETS	$229,558,429	$98,800,849

Net Assets consist of:
Common Stock, $.01 par value, 500,000,000 shares authorized (18,133,538 and 7,662,706 shares issued and outstanding, respectively)	$181,335	$76,627
Additional paid in capital	308,206,053	201,941,407
Accumulated net realized gain (loss) on investments	(80,697,130)	(68,887,694)
Net unrealized appreciation (depreciation) on investments	(13,980,211)	(45,808,542)
Undistributed net investment income	15,848,382	11,479,051

NET ASSETS	$229,558,429	$98,800,849

NET ASSET VALUE PER SHARE	$12.66	$12.89

*	Derived from audited financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
INVESTMENT INCOME - Interest income	$9,727,375	$11,720,492	$19,048,720	$32,345,751

EXPENSES:
Interest	1,111,059	3,891,473	2,500,567	14,820,206
Management fees	786,999	593,826	1,498,768	1,183,691
Related party management compensation	102,923	493,175	533,218	593,952
General, administrative and other	524,416	359,620	944,590	721,627

Total expenses	2,525,397	5,338,094	5,477,143	17,319,476

Net investment income	7,201,978	6,382,398	13,571,577	15,026,275

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	(25,945)	(11,539)	1,415,931	(4,217,155)
Net unrealized appreciation (depreciation) on investments	12,469,386	(2,749,450)	18,006,631	(14,666,251)

Net gain (loss) from investments	12,443,441	(2,760,989)	19,422,562	(18,883,406)

GAINS AND (LOSSES) FROM SWAP CONTRACTS:
Net swap interest income (expense)	(392,098)	(1,992,202)	(2,421,244)	(3,322,503)
Net gain (loss) on termination of swap contracts	(10,804,123)	—	(10,804,123)	(29,927,526)
Net unrealized appreciation (depreciation) on swap contracts	12,127,098	11,275,723	13,821,700	15,566,272

Net gain (loss) from swap contracts	930,877	9,283,521	596,333	(17,683,757)

NET INCOME (LOSS)	$20,576,296	$12,904,930	$33,590,472	$(21,540,888)

NET INCOME (LOSS) PER COMMON SHARE:

Basic	$2.23	$1.85	$3.99	$(3.19)

Diluted	$2.22	$1.84	$3.98	$(3.19)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	9,228,703	6,983,954	8,417,133	6,762,966

Diluted	9,252,934	6,996,869	8,442,266	6,762,966

Core Earnings:

Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap contracts. In order to evaluate the effective yield of the portfolio, management uses Core Earnings to reflect the net investment income of our portfolio as adjusted to reflect the net swap interest income (expense). Core Earnings allows management to isolate the interest income (expense) associated with our swaps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.

The Company adopted SOP 07-1, Clarification of the Scope of Audit and Accounting Guide Investment Companies, prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted SOP 07-1. Under SOP 07-1, the Company uses financial reporting for investment companies, and accordingly, its investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare the Company’s results of operations to those of most of its competitors. The Company believes that the presentation of its Core Earnings is useful to investors because it provides a means of comparing its Core Earnings to those of its competitors. In addition, because Core Earnings isolates the net swap interest income (expense) it provides investors with an additional metric to identify trends in the Company’s portfolio as they relate to the interest rate environment.

The primary limitation associated with Core Earnings as a measure of the Company’s financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, the Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company’s GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Reconciliation:	2009	2008	2009	2008
NET INCOME (LOSS)	$20,576,296	$12,904,930	$33,590,472	$(21,540,888)
Net (gain) loss from investments	(12,443,441)	2,760,989	(19,422,562)	18,883,406
Net (gain) loss on termination of swap contracts	10,804,123	—	10,804,123	29,927,526
Net unrealized (appreciation) depreciation on swap contracts	(12,127,098)	(11,275,723)	(13,821,700)	(15,566,272)

Core Earnings	$6,809,880	$4,390,196	$11,150,333	$11,703,772